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                                                                       EXHIBIT 7

     NON-COMPETITION AGREEMENT made as of the 16th day of June, 1997.


B E T W E E N:

                   SHAPOUR SEDAGHAT,
                   of the City of Los Angeles,
                   in the State of California,

                   (hereinafter called the "Founder"),

                                                OF THE FIRST PART,
                   - and -

                   SEDA SPECIALTY PACKAGING CORP.,
                   a corporation reincorporated under the
                   laws of Delaware,

                   (hereinafter called the "Corporation")

                                                             OF THE SECOND PART.


      WHEREAS:

1. The Founder is the founder, principal shareholder and a consultant to the Corporation.

2. Pursuant to an Agreement and Plan of Merger and Reorganization dated the date hereof, Seawolf Acquisition Corporation ("Seawolf"), a wholly-owned indirect subsidiary of CCL Industries Inc. ("CCL"), has agreed to make, and CCL has agreed to cause Seawolf to make, as soon as reasonably practicable but on or before June 23, 1997 a tender offer in accordance with applicable laws in the United States of America (the "Offer") for substantially all of the outstanding shares of common stock (the "Common Shares") of the Corporation and thereafter on successful completion of the Offer, Seawolf will merge with and into the Corporation (the "Merger"), with the Corporation being the corporation surviving the Merger.

3. Pursuant to a Lock-Up Agreement (the "Lock-Up Agreement") dated June 16th, 1997 with CCL, and Seawolf the Founder, amongst others, has agreed, subject to certain conditions, to tender and not withdraw all of his Common Shares into the Offer.

4. The aggregate value of the consideration paid or payable by Seawolf to the Founder for the Common Shares of the Corporation to be acquired by Seawolf pursuant to the Offer will be at least $24 million.
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                                      -2-

5. The Corporation was founded in 1984 by the Founder who had extensive prior experience in the specialty plastics packaging industry. Since 1984 the Corporation has carried on the businesses of developing, manufacturing and marketing specialty plastic packaging products to the personal care and cosmetics, food and beverage, household and industrial chemical, and pharmaceutical industries (the "Business") and has sold such products throughout the United States and in Canada and Mexico from plants located in California and New York.

6. The Founder, in the course of carrying out his responsibilities to the Corporation in the past, has had, and will continue to have, fiduciary responsibilities to the Corporation and has had and will continue to have access to and has been and will continue to be entrusted with the confidential and proprietary information and trade secrets of the Corporation including, without limitation, information not previously disclosed to the public regarding the names, addresses, terms of contracts and other arrangements with customers, suppliers, agents and employees of the Corporation; revenues, expenses, costs, mark-ups, profit margins and other financial and budgeting information; marketing and distribution plans and practices; manufacturing processes, formulae, methods and facilities; research and development; manuals; confidential reports; business plans, opportunities and projects; product information including information entrusted to the Corporation by its customers in confidence; and other information not generally known regarding the business, affairs and plans of the Corporation (herein "Confidential Information"), the unauthorized use or disclosure of which would be detrimental to the Corporation and the Business and would reasonably be anticipated to materially impair the value of the Corporation and the Business.

7. The Founder has been an important representative of the Corporation to customers and suppliers of the Business and has been responsible for maintaining those relations and the Corporation's goodwill and has been responsible for the Corporation's business success and profitability.

8. The right to maintain the Confidential Information and to preserve the Corporation's goodwill constitute proprietary rights that the Corporation is entitled to protect; failure to do so would result in irreparable harm to the Corporation which could not be compensated for by monetary damages alone.

9. The entering into of this Agreement by the Founder is a fundamental and material inducement to Seawolf making the Offer and completing the Merger.
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                                      -3-

10. This Agreement shall take effect upon the completion of the Offer in accordance with its terms (the "Effective Time").

      NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the payments and inducements provided by the Corporation to the Founder and for other good and valuable consideration it is hereby agreed as follows:

1. ACKNOWLEDGMENT - The Founder acknowledges that the recitals to this Agreement are true and correct. In addition, the Founder acknowledges that the Corporation, its subsidiaries and affiliates have heretofore carried on and will hereafter carry on the Business and that in the course of carrying out, performing and fulfilling his responsibilities to the Corporation in the past he has had and will continue to have access to and has been and will continue to be entrusted with the Confidential Information relating to the Business, and to any other businesses now, or during the Period of Restriction (as hereafter defined), carried on by the Corporation, its subsidiaries and affiliates, the disclosure of any of which Confidential Information to competitors of the Corporation or to the general public may be detrimental to the best interests of the Corporation. The Founder further acknowledges that in the course of performing his obligations to the Corporation he has been an important representative of the Corporation and as such has been responsible for maintaining or enhancing the goodwill of the Corporation. The Founder acknowledges and agrees that the right to maintain the confidentiality of such Confidential Information, and the right to preserve its goodwill, constitute proprietary rights which the Corporation is entitled to protect.

2. CONFIDENTIALITY - Accordingly, the Founder covenants and agrees with the Corporation that he will not, during the Period of Restriction (as hereafter defined) or at any time thereafter disclose any of such Confidential Information to any person other than to the officers of the Corporation and the Board of the Directors of the Corporation (the "Board"), nor shall he use the same for any purpose other than those of the Corporation; provided, however, that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of the Corporation otherwise than by a breach of this Agreement by the Founder or which the Founder is required by law to disclose pursuant to the order of any court of competent jurisdiction or a governmental regulatory agency or body, in which case he will provide the Corporation with prompt notice of such circumstance so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not
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                                      -4-

obtained, or that the Corporation waives compliance with the provisions of this Agreement, he will furnish only that portion of the Confidential Information which he is advised by written opinion of counsel is legally required. The Founder will exercise his reasonable best efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information.

3. NON-COMPETITION - Accordingly, the Founder covenants and agrees with the Corporation that he will not, for a period of two (2) years from the Effective Time (the "Period of Restriction") either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, shareholder, trustee, beneficiary, or in any other manner whatsoever whether directly or indirectly, carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, trust, company or corporation engaged in or concerned with or interested in any business which is competitive with the Business in any of the 58 counties in the State of California or in any of the thousands of cities, counties and other political subdivisions of the largest of the following geographical areas:

  (a) Canada, the United States and Mexico; or

  (b) Canada and the United States; or

  (c) the United States; or

  (d) the States of the United States west of the Mississippi River; or

  (e) the State of California.

      And for greater certainty subsections (a) through (e) are each separate and distinct covenants, severable one from the other and the most restrictive of subsections (a) through (e) shall apply unless such covenant is determined to be invalid or unenforceable, in which event the next most restrictive shall apply, and so on.

4. PERMITTED INVESTMENTS - Nothing herein shall restrict or prevent the Founder from owning as a passive investor less than 10% of any class of securities of a corporation which is a competitor of the Corporation whose securities are trading in the public market.
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                                      -5-

5. NON-SOLICITATION - The Founder hereby covenants and agrees with the Corporation that he will not at any time during the Period of Restriction, directly or indirectly, solicit or attempt to induce, procure, encourage or direct away from the Corporation any customer, supplier or employee of the Corporation.

6. REMEDIAL RIGHTS - Nothing contained in this Agreement shall be deemed to affect or impair the otherwise lawful rights of the Corporation to enforce its legal remedies against the Founder at any time hereafter to prevent the Founder from approaching or soliciting any customer, supplier or employee of the Corporation with a view towards inducing such customer, supplier or employee to breach a contract between the Corporation and such customer, supplier or employee and to recover any damages resulting therefrom. Time shall not toll during any breach of the provisions of Agreement.

7. ACKNOWLEDGMENTS BY FOUNDER - The Founder hereby acknowledges and agrees that: (a) based on the Corporation's Business, business plans and prospects, the provision and restrictions in this Agreement are reasonable in the circumstances and, in particular, the duration, area and types of activities referred to therein are necessary for the protection of legitimate proprietary interests of the Corporation; (b) the Corporation presently carries on business, directly or indirectly, in the United States, Canada and Mexico; (c) without prejudice to and in addition to any other recourse or remedy which the Corporation may have, the Corporation has the right to obtain an injunction enjoining any violation of any provision of this Agreement; (d) any violation of any provision of this Agreement will cause the Corporation irreparable harm for which monetary damages are not an adequate remedy and that an interim, interlocutory and permanent injunction restraining any breach of his obligations hereunder will be necessary to protect the Corporation from irreparable harm to its legitimate business interests. In the event of any such breach, the Founder hereby waives any defences to such an injunction and consents to the immediate issuance of such an injunction to restrain such breach; and (e) nothing in this Agreement releases the Founder from any fiduciary or other obligation, duty or responsibility he may have to the Corporation under any other agreement or implied at law.

8. TERMS - The terms "customer" and "supplier" as used in this Agreement means those persons, who supplied or were supplied by or whose business was actively sought by the Corporation in the eighteen (18) months immediately prior to the date hereof or during the Period of Restriction. The term "employee" means a person employed by the Corporation or otherwise
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                                      -6-

in a management position at the Corporation in the eighteen (18) months immediately prior to the date hereof or during the Period of Restriction.

9. SEVERABILITY - If any covenant or provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, it shall not nor be deemed to affect or impair the validity of any other covenant or provision hereof and each of such covenants and provisions is hereby declared to be separate and distinct and severable from each of the others for the purpose of this Agreement. The Founder hereby agrees that all covenants and provisions contained in this Agreement are reasonable, valid and necessary both as to area and duration for the protection of the Corporation's proprietary interests and the parties intend this Agreement to be enforced as written. However, if any provision, or part thereof is held to be unenforceable because of the duration thereof, the area covered thereby, or the types of activities restricted thereby, the parties agree that a Court of competent jurisdiction making such determination shall have the power to reduce the duration and/or area of such provision or types of activities restricted to the maximum duration and/or area permitted by applicable law and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

10. NOTICES - Any notice, direction or other instrument required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered in person to the address set forth below, or telecopied or sent by other means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter. Notices shall be addressed to the parties as follows:

      If to the Founder:

          Mr. Shapour Sedaghat
          2501 West Rosecrans Avenue
          Los Angeles, CA
          90059-3510

          Telecopier:  (310) 635-4133

      If to the Corporation

          105 Gordon Baker Road
          Willowdale, Ontario
          M2H 3P8

          Attention:  President
          Telecopier:  (416) 256-8555
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                                      -7-

      Any notice, direction or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by telecopier or other means of recorded electronic communication. Either party hereto may change its address for notice by giving written notice thereof to the other parties hereto. Delivery of courtesy copies of notice shall not be a condition to the valid delivery of any notice, direction or other communication.

11.0  GENERAL

11.1 PREVIOUS AGREEMENTS - Any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the subject matter of this Agreement, are hereby terminated and canceled effective the completion of the Offer in accordance with its terms and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of such previous agreements effective the completion of the Offer in accordance with its terms.

11.2 GOVERNING LAW AND CONSENT TO JURISDICTION - THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THEREOF. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTION CONTEMPLATED HEREBY, MAY BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO (I) ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND ANY RELATED APPELLATE COURT, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUBJECT, IN EACH CASE, TO ALL RIGHTS TO APPEAL SUCH DECISIONS TO THE EXTENT AVAILABLE TO THE PARTIES AND (II) IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON SUCH PARTY MAY BE MADE BY DELIVERY AT SUCH PARTY'S ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED ON THE DATE OF DELIVERY. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDINGS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
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                                      -8-

11.3 ENUREMENT - The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the Founder and his heirs, executors, administrators and legal personal representatives and the Corporation and its successors and assigns.

11.4 WAIVER - No provision of this Agreement shall be deemed to be waived as a result of the failure of the Corporation to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by the Corporation of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

11.5 LEGAL ADVICE - The Founder hereby represents and warrants to the Corporation that he has had sufficient opportunity to seek legal advice with respect to this Agreement, that he fully understands the nature and effect of this Agreement and that he is entering into it freely and voluntarily.

11.6 CURRENCY - Unless otherwise stated, all dollar amounts herein are in U.S. Dollars.

11.7 FURTHER ASSURANCES - Each of the parties hereto hereby covenants and agrees to execute or cause to be executed all such further and other documents as may be necessary or desirable to give effect to the purposes and intent of this Agreement. In particular, and without limiting the generality of the foregoing, the Founder covenants and agrees to execute all such further and other covenants as to non-competition, non-solicitation, confidentiality and non-disclosure consistent into the terms of this Agreement as may be required by the Corporation from time to time in order to protect, preserve and maintain the Confidential Information, and goodwill of the Corporation, its subsidiaries and affiliates, in each and every jurisdiction in which the Corporation, its subsidiaries and affiliates carries on business.

11.8 ATTORNEY'S FEES - In the event that litigation shall be necessary to enforce, interpret or rescind the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to other relief, all costs and reasonable attorney's fees incurred by the prevailing party for service before trial, on trial and on any appeal therefrom.
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11.9  PERSONS -  The term "person" as used in this Agreement  includes an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, a joint venture, an incorporated organization, a government or a regulatory authority, agency or commission or other entity.

      IN WITNESS WHEREOF the Corporation has executed this agreement under its corporate seal and the Founder has hereunto set his hand and seal.


                              SEDA SPECIALTY PACKAGING CORP.

                              By: /s/ SEDA SPECIALTY PACKAGING CORP.
                                  ----------------------------------


                              By: /s/ SEDA SPECIALTY PACKAGING CORP.  c/s
                                  ----------------------------------

SIGNED, SEALED AND DELIVERED )
        in the presence of   )
                             )
                             )
___________________________  )   /s/ SHAPOUR SEDAGHAT                l/s
                             )   -----------------------------------
                                 SHAPOUR SEDAGHAT